Exhibit 99.1

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, SEPTEMBER 1, 2010
WESCO FINANCIAL CORPORATION ANNOUNCES FORMATION
OF SPECIAL COMMITTEE OF BOARD OF DIRECTORS
     Wesco Financial Corporation (NYSE Amex: WSC) announced today that its Board of Directors has received a formal written proposal from Berkshire Hathaway Inc. to acquire the remaining 19.9% of the shares of Wesco’s common stock that it does not presently own in exchange for shares of Berkshire Hathaway Class B common stock and/or cash, at the election of the shareholder. In response, the Board of Directors has formed a special committee of independent directors (the “Special Committee”) to evaluate Berkshire Hathaway’s proposal. The members of the Special Committee are Carolyn H. Carlburg, Robert T. Flaherty and Elizabeth Caspers Peters.
     There can be no assurance that an agreement on terms satisfactory to the Special Committee or the Board of Directors will result from the proposal submitted by Berkshire Hathaway or that any transaction will be completed.
     The complete text of the written proposal from Berkshire Hathaway is set forth below:
September 1, 2010
Board of Directors
Wesco Financial Corporation
301 East Colorado Blvd., Suite 300
Pasadena, CA 91101
Dear Board:
     As you know, Berkshire and I made a filing with the Securities and Exchange Commission last week announcing our interest in acquiring the shares of Wesco Financial Corporation that we don’t already own. I’m writing you this letter to provide you with a proposal for you to consider.
     1. I want the transaction to be tax-free for any Wesco stockholder who wants it to be. Thus, each Wesco stockholder would be able to choose between shares of Berkshire Class B common stock or the equivalent cash value, in whatever proportions they choose, without issuance of fractional Class B shares.

     2. The price per Wesco share would be based on the per share shareholders’ equity of Wesco determined reasonably contemporaneous with the closing. That’s what we think of as “book value”. To determine shareholders’ equity we would start with shareholders’ equity as stated in the September 30, 2010 Wesco unaudited financial statements (assuming a 2010 closing) and adjust that based on (i) an estimate of retained earnings from October 1 to the date of the special meeting and (ii) changes in the fair value of investment securities carried at fair value in Wesco’s financial statements as of a date shortly before the special meeting, adjusted to reflect associated changes in deferred tax liability. Accretion of interest or dividend income would be “single-counted” in (i) or (ii), but not in both, in accordance with Wesco’s normal practices. Per share shareholders’ equity would be obtained by dividing shareholders’ equity by the number of outstanding shares of Wesco, which we assume will be the 7,119,807 shares outstanding today.
     If the transaction is approved, the closing would occur promptly after conclusion of the special meeting.
     The foregoing will determine the cash price per share.
     To determine the exchange ratio of Wesco-into-Berkshire Class B stock, we would divide this cash price per share by the volume weighted average price (“VWAP”) of Berkshire’s Class B common stock over a period ending shortly before the special meeting.
     3. Given the various relationships between Berkshire and Wesco, we expect that you will form a special committee of the Board of Directors to consider this proposal. We will not move forward with a transaction unless it is approved by the special committee (or by a majority of the independent directors, if you do not form a special committee).
     4. There are a few other conditions to our proposal as well. We will not do a transaction unless it is approved by a majority of the shares of Wesco voted at the meeting that are not owned by Berkshire. The transaction is also subject to the approval of Berkshire’s Board of Directors.
     5. We anticipate that the deal would be structured as a merger of Wesco with a direct or indirect wholly owned subsidiary of Berkshire. We would like to be in a position to close the merger before the end of this year.
     We believe that this proposal is in the best interests of Wesco and its minority stockholders. Our proposal provides them with the ability to receive shares of Berkshire stock on a tax-free basis, which will allow them to participate not only in the future of Wesco, but also in the future of all of Berkshire.
     You should be aware that, due to Wesco’s existing interrelationships with Berkshire, particularly in reinsurance, Berkshire is not interested in selling its Wesco shares to a third party. We believe the price we are offering is fair, and consequently have no interest in effecting a transaction at a higher price. But if the special committee or holders of a majority of the non-Berkshire-owned shares of Wesco disagree with our evaluation, there will be no hard feelings on our part. Wesco will continue as an 80.1%-owned subsidiary of Berkshire, and will operate as it does presently. It will have the same relationships with Berkshire that it enjoys today, with its present management working to increase its value in a manner that benefits equally both Berkshire and public shareholders.
     The lawyers told me to remind you that this is a non-binding proposal, and that no formal agreement between us with respect to the proposal will be created until the definitive documentation has been executed and approved by our respective Boards of Directors. If you have any questions about the proposal, please don’t hesitate to call me.

Sincerely, Warren E. Buffett
About Wesco
     Since 1973, Wesco has been an indirect 80.1% subsidiary of Berkshire Hathaway. Wesco engages in three principal businesses through its own direct or indirect subsidiaries, including the insurance business, the furniture rental business and the steel service center business. Wesco’s operations also include the management of commercial and residential real estate in downtown Pasadena, California.
Forward Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations about future events. These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors. These include the uncertainties set forth in this press release regarding whether an acquisition of the 19.9% of the shares of Wesco’s common stock not presently owned by Berkshire Hathaway will be consummated upon the terms proposed, or at all. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are set forth in our filings with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.